EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT
April 30, 2024	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M BANK CORP. REPORTS FIRST QUARTER 2024 EARNINGS

AND QUARTERLY DIVIDEND

F&M reports solid first quarter results, shows strong start in 2024.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / April 30, 2024 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), today reported results for the quarter ended March 31, 2024.

Net income was $1.2 million or $0.35 per share for the quarter ended March 31, 2024, compared to $457,000 or $0.13 per share for the linked quarter ended December 31, 2023, and compared to $1.1 million or $0.30 per share for the prior year quarter ended March 31, 2023.

At March 31, 2024, the Company had total assets of $1.32 billion, total loans of $825.9 million, and total deposits of $1.16 billion, reflecting growth in first quarter 2024 of $3.8 million in total loans and $23.1 million in total deposits. Our loan portfolio consists of a mix of loan types, intended to hedge against risks associated with concentrations in any particular type of loan.

“On behalf of everyone at F&M, I am pleased to share our financial results for first quarter 2024,” said Mike Wilkerson, chief executive officer. “During the quarter, we achieved positive trends in these key areas: increased revenue, increased interest income, increased net income, reduced operational expenses, deposit and loan growth, and continued strong asset quality.

“These results are directly related to the execution of our strategic plan to position our Company for the future. During the remainder of 2024, we expect to benefit from several initiatives including: maturing bond investments that should be converted into higher yielding loans or bonds, an ongoing review of operational efficiency that focuses on providing exceptional customer experience, a revised compensation plan for our board of directors of 60% stock/40% cash, a focused initiative promoting dividend reinvestment, and local market investor presentations in the Shenandoah Valley.

“As I shared in our 2024 Annual Report, our number one priority is to generate “sufficient and sustainable profit” and everyone at F&M Bank is committed to this goal. It is exciting to see how our team has embraced this commitment, as shown in their desire to help determine our culture as a community bank. Our financial results are just one way we, our customers, shareholders, and the Shenandoah Valley, benefit from their knowledge and understanding of what community banking means.

“To our shareholders, from all of us at F&M Bank Corp., thank you for your investment, trust, and support. If you bank with us, your business is appreciated.  Banking with us is one of the best ways for you to support your investment. If you do not bank with us yet, we invite you to visit any of our fourteen branch locations in the Shenandoah Valley.”

FIRST QUARTER INCOME STATEMENT REVIEW

Overview

Net income for first quarter 2024 was $1.2 million or $0.35 per share, compared to $1.1 million or $0.30 per share for first quarter 2023, and $457,000 or $0.13 per share for fourth quarter 2023, which included $1.1 million in after-tax severance expense related to a voluntary early retirement program.

Interest income for first quarter 2024 was $15.5 million, an increase of $2.5 million over first quarter 2023 and $363,000 over fourth quarter 2023, due to higher loan volume and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $7.4 million for first quarter 2024, up $2.3 million from first quarter 2023 and up $413,000 over fourth quarter 2023.

During first quarter 2024, the Bank recorded an $823,000 provision for credit losses compared to no provision in first quarter 2023 and a recovery of credit losses of $134,000 in fourth quarter 2023. The current quarter provision was the result of net loan charge-offs of $807,000, and minimal changes to the economic, credit quality, and collateral dependent qualitative factors used in the Bank’s Allowance for Credit Losses on Loans (“ACLL”) model. The provision also included a recovery of $70,000 in the reserve for unfunded commitments that resulted from a decline in outstanding loan commitments. At March 31, 2024, the ACLL totaled $8.4 million or 1.02% of gross loans outstanding.

Net Interest Income

For first quarter 2024, net interest income totaled $8.1 million, a decrease of $50,000 from fourth quarter 2023, as a $413,000 increase in interest expense outpaced the $363,000 increase in interest income. The increase in interest expense is due to higher average balances and interest rates on interest-bearing deposits and short-term debt. Interest income benefited from higher average loan balances and higher loan yields from new originations and adjustable rate loans. The Bank’s net interest margin decreased by two basis points to 2.64% on a linked quarter basis.

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Compared to first quarter 2023, net interest income increased by $244,000, while our net interest margin decreased by twelve basis points. Interest income and fees on loans for first quarter 2024 were $2.5 million higher than the same quarter last year due to higher rates on adjustable rate loans and loan growth of $69.0 million since March 31, 2023. Interest expense grew by $2.3 million from the same quarter last year due to higher interest rates on deposits and rates paid on short term FHLB advances, as well as higher average balances on interest-bearing deposits and short-term debt. Since last March, we have seen a shift from noninterest-bearing demand deposits to interest-bearing deposits, with noninterest-bearing deposits declining by $17.0 million and interest-bearing deposits increasing by $68.1 million.

Noninterest Income

Noninterest income, which includes gains and losses, totaled $2.4 million for first quarter 2024, a decrease of $73,000 from fourth quarter 2023, which included a $232,000 milestone gain from the 2022 sale of the Company’s partnership interest in Infinex. Several categories of noninterest income increased on a linked quarter basis. Investment services and insurance income increased by $85,000, mortgage banking income increased by $34,000 and title insurance income increased by $38,000. The other categories of noninterest income combined to increase noninterest income by $2,000.

Compared to first quarter 2023, noninterest income increased by $25,000. The increase resulted from increases of $48,000 in service charges on deposit accounts, $74,000 in investment services and insurance income, $55,000 in title insurance income and $36,000 in ATM and check card fees. There were decreases of $152,000 in mortgage banking income and $47,000 in other operating income.  Other smaller year over year changes netted to increase noninterest income by another $11,000.

Noninterest Expenses

Noninterest expenses totaled $8.4 million for first quarter 2024, compared to $10.5 million in fourth quarter 2023, a decrease of $2.1 million, led by a decrease in salary and employee benefits expenses. During fourth quarter 2023, the Bank accrued $1.4 million in pre-tax expenses related to a voluntary early exit plan for employees that impacted these expense categories. As a result, salary expense declined by $1.5 million on a linked quarter basis. Employee benefits expense also declined by $201,000 due to a combination of the voluntary early exit plan and a refund of $162,000 received in March 2024 due to better than projected group health insurance claims in 2023. Other operating expenses declined by $290,000. There were other changes in noninterest expense categories that combined to decrease total noninterest expenses by $30,000.

Compared to the same quarter in 2023, noninterest expenses declined $766,000. As a result of the voluntary early exit plan, salary expense declined by $562,000. Employee benefits expense declined by $177,000 due to the combination of factors mentioned above. There were other changes in noninterest expense categories that combined to decrease total noninterest expenses by $27,000.

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BALANCE SHEET REVIEW

On March 31, 2024, assets totaled $1.32 billion, an increase of $21.6 million over December 31, 2023. Total loans increased by $3.8 million to $825.9 million, including increases of $5.6 million in 1-to-4 family adjustable rate mortgage loans, $1.8 million in home equity lines of credit, $2.3 million in agricultural loans, $4.8 million in construction loans and $4.4 million in commercial and industrial loans. These increases were offset by decreases of $3.1 million in dealer finance loans and $10.9 million in commercial real estate loans.

Investment securities decreased by $9.8 million due to paydowns on U.S. Agency mortgage-backed securities and expected bond maturities, combined with an increase in the unrealized loss on the bond portfolio. During first quarter, the unrealized loss increased by $1.3 million to $41.5 million from $40.2 million at December 31, 2023.

Total deposits on March 31, 2024, were $1.16 billion, an increase of $23.1 million from the end of 2023, due to growth of $2.9 million in noninterest-bearing demand deposits and $20.3 million in interest-bearing deposits, specifically time deposits. At March 31, 2024, 11.09% of the Bank’s total deposits were uninsured.

Shareholders’ equity decreased by $589,000 to $77.7 million due to an increase of $1.0 million in the accumulated other comprehensive loss associated with the unrealized loss on available for sale investment securities and a $905,000 dividend to shareholders. These decreases were offset by $109,000 in shares issued, and net income of $1.2 million. Tangible book value per common share has decreased to $21.201 from $21.551 at December 31, 2023. Tangible book value per common share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the footnotes to the table accompanying this release.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities, and loans held for sale, which totaled $179.6 million at March 31, 2024, up from $178.0 million at December 31, 2023. In 2023, the Bank pledged investment securities with a par value totaling $220.8 million to the Federal Reserve System’s Bank Term Funding Program (BTFP). In March 2023, the Board of Governors of the Federal Reserve System established the BTFP to provide any U.S. federally insured depository institution, including the Bank, with a line of credit equal to the par value of securities pledged to the BTFP. Advances from the BTFP could be requested by the Bank for up to one year until March 31, 2024. The Bank also pledged securities with a market value of $19.5 million to the Federal Reserve Discount Window in 2023. The BTFP expired on March 11, 2024.

The Bank has access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million at March 31, 2024, and December 31, 2023. The Bank has a secured line of credit with the Federal Home Loan Bank (FHLB) with available credit of $104.8 million as of March 31, 2024, and $90.1 million as of December 31, 2023. The FHLB line of credit is secured by a blanket lien on qualifying loans in the residential, commercial, agricultural real estate, and home equity portfolios.

The Bank is scheduled to receive $84.2 million from bond paydowns and maturities by the end of 2024 which can be used to fund future loan growth and for other purposes.

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LOAN PORTFOLIO

The Company’s loan portfolio is diversified with its two largest segments being residential mortgage loans originated through its subsidiary F&M Mortgage, and automobile loans originated by its dealer finance division. Following is a breakdown of the loan portfolio composition as of March 31, 2024, and December 31, 2023 (dollars in thousands):

	March 31, 2024		December 31, 2023
Loan Category	Balance	Percentage of Total Portfolio	Balance	Percentage of Total Portfolio

Residential mortgage	$209,147	25.32%	$204,344	24.86%
Automobile	119,785	14.50%	122,924	14.95%
Non owner-occupied commercial real estate	101,237	12.26%	106,181	12.92%
Owner-occupied commercial real estate	88,660	10.74%	92,362	11.23%
Secured by farmland	82,048	9.93%	81,657	9.93%
Commercial and industrial (includes agricultural loans)	61,451	7.44%	58,734	7.14%
Other construction and loan development loans	52,812	6.39%	47,749	5.81%
Home equity lines of credit	46,087	5.58%	45,749	5.56%
Residential construction loans	32,397	3.92%	30,488	3.71%
Credit card and other consumer loans	16,354	1.98%	17,278	2.10%
Multi-family	10,699	1.30%	8,203	1.00%
Other	5,195	0.64%	6,423	0.79%
Total	$825,872	100.00%	$822,092	100.00%

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total assets were 0.47% at March 31, 2024, compared to 0.50% at December 31, 2023. Net charge-offs as a percentage of average loans were 0.39% for the quarter ended March 31, 2024, up .01% from the linked quarter December 31, 2023, and up 0.30% from first quarter 2023.

The Bank recorded a provision for credit losses of $823,000 in first quarter 2024, compared to a recovery of loans losses of $134,000 in fourth quarter 2023 and no provision for credit losses in first quarter 2023. The provision was the result of net loan charge-offs of $807,000, loan growth of $3.8 million and minimal changes to qualitative factors. The ACLL was $8.4 million at March 31, 2024, up $87,000 from December 31, 2023. The ACLL as a percentage of total loans was 1.02% at March 31, 2024, compared to 1.01% at December 31, 2023. The reserve for unfunded commitments decreased from $690,0000 at December 31, 2023 to $620,000 at March 31, 2024 due to decreases of $3.5 million in commitments for 1-4 family construction, $1.4 million in commercial construction, $3.9 million in commercial and industrial construction loans which were offset by an increase of $3.3 million in commitments for owner occupied commercial real estate.

DIVIDEND DECLARATION

On April 18, 2024, our Board of Directors declared a first quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $15.40 per share, this constitutes a 6.75% yield on an annualized basis. The dividend will be paid on May 30, 2024, to shareholders of record as of May 15, 2024.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities  of Winchester and Waynesboro, Virginia. The Company also owns  F&M Mortgage, a mortgage lending subsidiary, and VSTitle, a  title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible common equity and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of GAAP to non-GAAP measures is included in the footnotes to table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M Bank Corp.
Summary Consolidated Financial Data (unaudited)
Dollars in Thousands, except for per share data

	Quarter to Date
	3/31/2024	12/31/2023 (3)	9/30/2023 (3)	6/30/2023 (3)	3/31/2023 (3)
Condensed Balance Sheet
Cash and cash equivalents	$52,486	$23,717	$22,159	$36,505	$31,273
Investment securities	369,744	379,557	383,502	394,868	398,960
Loans held for sale	1,385	1,119	2,028	881	1,242
Gross loans	825,872	822,092	805,602	776,260	756,920
Allowance for credit losses	(8,408)	(8,321)	(9,166)	(8,769)	(8,546)
Goodwill	3,082	3,082	3,082	3,082	3,082
Other assets	72,053	73,350	75,212	75,543	69,944
Total Assets	$1,316,214	$1,294,596	$1,282,419	$1,278,370	$1,252,875

Noninterest bearing deposits	$267,106	$264,254	$277,219	$277,578	$284,060
Interest bearing deposits	889,237	868,982	856,691	859,534	821,175
Total Deposits	1,156,343	1,133,236	1,133,910	1,137,112	1,105,235

Short-term debt	60,000	60,000	60,000	47,000	55,000
Long-term debt	6,943	6,932	6,922	6,911	6,901
Other liabilities	15,194	16,105	14,567	15,153	13,104
Total Liabilities	1,238,480	1,216,273	1,215,399	1,206,176	1,180,240
Shareholders' equity	77,734	78,323	67,020	72,194	72,635
Total Liabilities and Shareholders' Equity	$1,316,214	$1,294,596	$1,282,419	$1,278,370	$1,252,875

Condensed Income Statement
Interest income and fees on loans	$13,352	$13,061	$12,525	$11,517	$10,854
Interest income and fees on loans held for sale	17	22	19	25	22
Income on cash and securities	2,151	2,074	2,028	2,082	2,097
Total Interest Income	15,520	15,157	14,572	13,624	12,973
Interest expense on deposits	6,337	6,108	5,811	5,216	4,042
Interest expense on short-term debt	996	812	702	523	992
Interest expense on long-term debt	116	116	115	116	112
Total Interest Expense	7,449	7,036	6,628	5,855	5,146
Net Interest Income	8,071	8,121	7,944	7,769	7,827
Provision for (recovery of) credit losses	823	(134)	620	539	-
Noninterest income	2,391	2,464	2,572	2,752	2,366
Noninterest expense	8,423	10,482	8,922	10,172	9,189
Income tax benefit	(1)	(220)	(44)	(431)	(51)
Net Income	$1,217	$457	$1,018	$241	$1,055

Per Share Data
Earnings per common share - basic	$0.35	$0.13	$0.29	$0.07	$0.30
Book Value per Share	22.11	22.47	19.43	20.75	20.86
Tangible Book Value per Share (1)	21.20	21.55	18.50	19.82	19.93

Key Performance Ratios
Return on Average Assets	0.37%	0.14%	0.32%	0.08%	0.34%
Return on Average Equity	6.24%	2.49%	5.80%	1.33%	5.97%
Noninterest Income / Average Assets	0.72%	0.76%	0.80%	0.87%	0.77%
Noninterest Expense / Average Assets	2.53%	3.23%	2.76%	3.22%	2.98%
Efficiency Ratio (2)	78.67%	96.79%	82.81%	94.43%	87.95%

Net Interest Margin	2.64%	2.66%	2.67%	2.66%	2.76%
Earning Asset Yield	5.07%	4.96%	4.87%	4.65%	4.57%
Cost of Interest Bearing Liabilities	3.14%	3.00%	2.87%	2.61%	2.40%
Cost of Funds	2.45%	2.37%	2.26%	2.04%	1.83%
Net Interest Spread	2.62%	2.59%	2.61%	2.61%	2.74%

Net Charge-offs	$807	$770	$193	$344	$166
Net Charge-offs as a % of Avg Loans	0.39%	0.38%	0.10%	0.18%	0.09%
Non-Performing Loans	$6,246	$6,469	$3,586	$1,997	$1,782
Non-Performing Loans to Total Assets	0.47%	0.50%	0.28%	0.16%	0.14%
Non-Performing Assets	$6,246	$6,524	$3,586	$1,997	$1,782
Non-Performing Assets to Total Assets	0.47%	0.50%	0.28%	0.16%	0.14%
ACLL as a % of Total Loans	1.02%	1.01%	1.14%	1.13%	1.13%

Loans to Deposits	71.42%	72.54%	71.05%	68.27%	68.48%

(1) Tangible book value per share is calculated by subtracting goodwill and other intangibles from total shareholders' equity and dividing the result by the common shares outstanding.  Tangible book value per share is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

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(2) The Efficiency Ratio equals noninterest expenses divided by the sum of tax equivalent net interest income and noninterest income.  Noninterest income excludes gains (losses) on securities transactions and low-income housing  partnership losses.  Noninterest expense excludes amortization of intangibles.

(3) Certain reclassifications have been made in the 2023 financial information to conform to reporting for the 2024.  These reclassifications are not considered material  and had no impact on prior year's net income, balance sheet or shareholders' equity.

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